Uroplasty, Inc.
5420 Feltl Road
Minnetonka, MN 55343-9844



February 5, 2007



Securities and Exchange Commission
450 5th Street Northwest
Washington D.C. 20549

To Whom It May Concern:

I, the undersigned, confirm that Larry E. Bakeman may sign on my behalf for filing my required Forms 3, 4 and/or 5 with the Securities and Exchange Commission.

Sincerely,

Uroplasty, Inc.


/s/ LARRY R HEINEMANN
-----------------------------------
Larry R Heinemann
Vice President Sales & Marketing





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